Exhibit 99.1

Imago BioSciences Reports Third Quarter 2022 Financial

Results and Provides Recent Business Updates

- Data updates for Bomedemstat Phase 2 trials in Essential Thrombocythemia (ET) and Myelofibrosis (MF) to be presented at the American Society of Hematology (ASH) Annual Meeting in December 2022 -

- Start-up activities for Bomedemstat pivotal Phase 3 ET and Phase 2 PV trials continuing to advance -

REDWOOD CITY, Calif. – November 9, 2022 – Imago BioSciences, Inc. (“Imago”) (Nasdaq: IMGO), a clinical stage biopharmaceutical company discovering and developing new medicines for the treatment of myeloproliferative neoplasms (MPNs) and other bone marrow diseases, today reported financial results for the third quarter ended September 30, 2022 and provided a corporate update.

“Imago continues to make progress in the clinical development of Bomedemstat for the treatment of MPNs including essential thrombocythemia (ET), polycythemia vera (PV) and myelofibrosis (MF). Enrollment in the ongoing Phase 2 ET study is complete and all patients remaining on study will have been treated for 24 weeks by year end. Imago has announced positive data for Bomedemstat in the treatment of ET and MF and will present additional data in an oral presentation for ET and a poster for MF at the ASH Annual Meeting on December 12, 2022,” said Hugh Young Rienhoff, Jr., M.D., Chief Executive Officer of Imago. “In addition, start-up activities continue to progress nicely for our planned Bomedemstat pivotal Phase 3 ET and Phase 2 PV trials, and we expect the investigator-sponsored study of Bomedemstat in combination with ruxolitinib for the treatment of MF to begin enrolling patients in the coming weeks.”

Third Quarter 2022 and Subsequent Highlights

•
Announced Oral and Poster Presentations at the Upcoming 64th American Society of Hematology Annual Meeting. On November 3, Imago announced that an abstract entitled “A Phase 2 Study of the LSD1 Inhibitor Bomedemstat (IMG-7289) for the Treatment of Essential Thrombocythemia (ET)” had been accepted for an oral presentation on December 12, 2022 at the ASH Annual Meeting. A second abstract entitled “A Phase 2 Study of the LSD1 Inhibitor Bomedemstat (IMG-7289) for the Treatment of Advanced Myelofibrosis (MF): Updated Results and Genomic Analyses” will be presented as a poster.
•
Study Start-up Activities. During the quarter, Imago advanced important study start-up activities for both the Bomedemstat pivotal Phase 3 ET and Phase 2 PV trials, including submission of both protocols to the U.S. Food and Drug Administration (FDA) for review. The Company anticipates initiation of both studies in early 2023.

Third Quarter 2022 Financial Results

•
Cash, Cash Equivalents, and Short-Term Investments: As of September 30, 2022, Imago had cash, cash equivalents, and short-term investments of $178.4 million compared to $217.4 million as of December 31, 2021. Based on current operating plans and financing arrangements, management believes its cash runway extends into 2025.

Exhibit 99.1

•
Research & Development (R&D) Expenses: R&D expenses for the quarter ended September 30, 2022 were $13.5 million (including stock-based compensation expense of $0.5 million), compared to $8.7 million for the same period in 2021. The overall increase in R&D expenses was primarily related to the start-up activities related to preparations for the planned Phase 3 clinical trial for ET and Phase 2 clinical trial for PV, continued development of commercial material and material to support the ongoing and new clinical trials, and salaries and non-cash stock-based compensation expense related to R&D employees, as we ramped up our operations.

•
General and Administrative (G&A) Expenses: G&A expenses for the quarter ended September 30, 2022 were $4.1 million (including stock-based compensation expense of $1.2 million), compared to $3.0 million for the same period in 2021. The increase of $1.1 million was primarily due to an increase of $0.7 million in stock-based compensation expense, as a result of increased headcount, and $0.3 million in professional fees attributable to accounting, legal, audit costs, and other public company expenses.

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Net Loss: Net loss for the quarter ended September 30, 2022 was $16.8 million, compared to $11.7 million for the same period in 2021.

About Imago BioSciences

Imago BioSciences is a clinical-stage biopharmaceutical company discovering and developing novel small molecule product candidates that target lysine-specific demethylase 1 (LSD1), an enzyme that plays a central role in the production of blood cells in the bone marrow. Imago is focused on improving the quality and length of life for patients with cancer and bone marrow diseases. Bomedemstat, an orally available, small molecule inhibitor of LSD1, is the lead product candidate discovered by Imago for the treatment of certain myeloproliferative neoplasms (MPNs), a family of related, chronic cancers of the bone marrow. Imago is evaluating Bomedemstat as a potentially disease-modifying therapy in two Phase 2 clinical trials for the treatment of essential thrombocythemia (NCT04254978) and myelofibrosis (NCT03136185). Bomedemstat has U.S. FDA Orphan Drug and Fast Track Designation for the treatment of ET and MF, European Medicines Agency (EMA) Orphan Designation for the treatment of ET and MF, and PRIority MEdicines (PRIME) Designation by the EMA for the treatment of MF. The company is based in Redwood City, California. To learn more, visit www.imagobio.com, www.myelofibrosisclinicalstudy.com, www.etclinicalstudy.com and follow us on Twitter @ImagoBioRx, Facebook and LinkedIn.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “may,” “will,” “should,” “expect,” “believe” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.

These statements may relate to, but are not limited to, the results, conduct, progress and timing of Imago clinical trials, timing of data presentations, the regulatory approval path for Bomedemstat, plans for future operations, and expected cash runway, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include: our limited operating history and lack of products for commercial sale; our significant losses since inception and for the foreseeable future; our need for substantial additional financing; our unpredictable operating results, due to, for example, general economic conditions in the United States and abroad; our business’s dependence on development, regulatory approval and commercialization of our product candidates; difficulties in enrolling patients and risks of substantial delays in our clinical trials; our minimal control over product candidates in investigator-initiated clinical trials; uncertainties in the cost and outcomes of our clinical studies and the acceptance for presentation at medical meetings of data from our clinical studies; uncertainties in the regulatory review and approval of our product candidates if our pivotal studies are positive;

Exhibit 99.1

potentially material changes to the interim, top-line and preliminary data from our clinical trials; potential undesirable effects of our product candidates and safety or supply issues, in each case with respect to our product candidates alone or in combination with other compounds or products; our potential inability to obtain and maintain orphan drug designation and delays in approvals despite Fast Track designation; risks related to clinical trials outside of the United States; our need to manufacture multiple batches of Bomedemstat using a commercial current Good Manufacturing Practice; risks related to COVID-19 or other pandemics, natural disasters and wars; risks related to competition; difficulties in expanding our organization and managing growth, attracting and retaining senior management and key scientific personnel and establishing sales and other commercialization functions; risks related to information technology system and cybersecurity; risks related to misconduct of our employees and independent contractors; risks related to hazardous materials and our compliance with environmental laws and regulations; risks related to litigation and other claims; risks related to reliance on third parties to conduct and support preclinical studies and clinical trials, and to manufacture our product candidates; risks related to third-party intellectual property infringement claims and our ability to protect our own intellectual property; risks related to governmental policies and regulations including with respect to drug prices and reimbursement, and changes thereof; risks related to our common stock; risks related to our public company, “emerging growth company” and “smaller reporting company” status; risks related to material weaknesses and failure to maintain effective internal control over financial reporting; and other risks and uncertainties, including those listed in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our subsequent quarterly reports. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.

Except as required by law, Imago does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Contacts:

Media Contact:
Will Zasadny
Canale Communications
will.zasadny@canalecomm.com

Investor Contact:

Laurence Watts

Gilmartin Group, LLC.

Laurence@gilmartinir.com

Exhibit 99.1

IMAGO BIOSCIENCES, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$7,293	$11,226
Short-term investments	171,121	206,184
Prepaid expenses and other current assets	3,626	3,894
Total current assets	182,040	221,304
Property and equipment, net	2	2
Other long-term assets	4,415	3,480
Total assets	$186,457	$224,786
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,898	$3,459
Accrued research and development expenses	6,823	4,213
Accrued and other current liabilities	3,117	2,420
Total current liabilities	13,838	10,092
Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock, $0.0001 par value; 300,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 33,815,999 and 33,531,743 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	3	3
Additional paid-in capital	332,996	327,387
Accumulated other comprehensive loss	(816)	(43)
Accumulated deficit	(159,564)	(112,653)
Total stockholders’ equity	172,619	214,694
Total liabilities and stockholders’ equity	$186,457	$224,786

Exhibit 99.1

IMAGO BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$13,453	$8,680	$35,632	$20,551
General and administrative	4,095	3,040	12,445	7,159
Total operating expenses	17,548	11,720	48,077	27,710
Loss from operations	(17,548)	(11,720)	(48,077)	(27,710)
Other income (expense), net:
Interest income	194	72	406	241
Other income (expense), net	578	(22)	760	(116)
Total other income, net	772	50	1,166	125
Net loss	$(16,776)	$(11,670)	$(46,911)	$(27,585)
Net loss per share, basic and diluted	$(0.50)	$(0.44)	$(1.39)	$(2.85)
Weighted-average shares used in computing net loss per share, basic and diluted	33,765,515	26,671,511	33,716,219	9,688,747